Exhibit 5.1

Tom Coll

T: +1 858 550 6013

collta@cooley.com

November 1, 2023

Immunome, Inc.

665 Stockton Drive, Suite 300

Exton, PA 19341

Ladies and Gentlemen:

We have represented Immunome, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the offering of up to 2,822,308 shares of the Company’s Common Stock, $0.0001 par value per share (the “Shares”), issuable pursuant to options granted under the Morphimmune Inc. 2020 Equity Incentive Plan, as amended (the “Plan”), which Plan and options outstanding thereunder were assumed by the Company pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of June 29, 2023 (the “Merger Agreement”), by and among the Company, Morphimmune Inc., a Delaware corporation, and Ibiza Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company.

In connection with this opinion, we have examined and relied upon (i) the Registration Statement and related prospectuses, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect, (iii) the Merger Agreement, (iv) the Plan, and (v) originals, or copies certified to our satisfaction, of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Cooley LLP 10265 Science Center Drive San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com

November 1, 2023

Page Two

Sincerely,

Cooley LLP

By:	/s/ Tom Coll
Tom Coll

Cooley LLP 10265 Science Center Drive San Diego, CA 92121

t: (858) 550-6000 f: (858) 550-6420 cooley.com